Exhibit 99.1

Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
STOCKHOLDERS OF RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND
APPROVE MERGER OF FUND WITH OPEN-END FUND AT SPECIAL MEETING;
FUND WILL NOT HOLD ANNUAL MEETING OF STOCKHOLDERS IN APRIL
BOSTON, MA, February 15, 2011 — Today, stockholders of RiverSource LaSalle International Real Estate Fund, Inc. (the “LaSalle Closed-End Fund”) (NYSE: SLS) at a Special Meeting of Stockholders (the “Special Meeting”) approved a proposal that the LaSalle Closed-End be acquired by Columbia Real Estate Equity Fund (the “Open-End Fund”), an open-end fund which is a series of Columbia Funds Series Trust I (the “Acquisition”).
Each of the LaSalle Closed-End Fund and the Open-End Fund are managed by Columbia Management Investment Advisers, LLC. As consideration for their shares, holders of the LaSalle Closed-End Fund’s common stock will receive Class Z shares of the Open-End Fund with a value equal to the net asset value of their shares of the LaSalle Closed-End Fund common stock on the closing date of the Acquisition, which is anticipated to occur on or about April 8, 2011. Redemptions and exchanges of shares of the Open-End Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing date of the Acquisition.
As a result of stockholders’ approval of the Acquisition at the Special Meeting, the LaSalle Closed-End Fund will not hold its 3rd Annual Meeting of Stockholders, which was scheduled to be held in Minneapolis, MN on April 14, 2011.
Columbia Management Investment Advisers, LLC is a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. is the principal underwriter of the Columbia, Wanger, Columbia Acorn, RiverSource, Seligman and Threadneedle funds.
You should consider the investment objectives, risks, charges, and expenses of the Funds carefully before investing. You can obtain the LaSalle Closed-End Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. You can obtain the Open-End Fund’s current prospectus, most recent periodic reports and other regulatory filings by contacting your financial advisor or Columbia Management Investment Services Corp. at 800 345-6611. The prospectus, reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read the prospectus, reports and other filings carefully before investing.
There is no guarantee that a fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY